UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 31, 2008 (December 29, 2008)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028

(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)
3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)
(615) 269-8175

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 31, 2008, the Compensation Committee of the Board of Directors of the Company adopted an amendment to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors. The amendment provides non-employee directors the opportunity to defer vesting of their restricted stock awards until their “separation from service,” as defined under Internal Revenue Code Section 409A (“Section 409A”) and further amends the plan to bring it in compliance with Section 409A. The amendment also revises the annual grant of restricted stock to non-employee directors to provide that each director will receive an annual grant of restricted stock worth $76,000 on the grant date. Previously, each non-employee director received an annual grant of 2,000 shares of restricted stock. A copy of the amendment to the 1995 Restricted Stock Plan for Non-Employee Directors is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.
     On December 31, 2008, the Compensation Committee restated the Company’s Retirement Plan for Outside Directors to bring the plan into compliance with Section 409A. The restatement also provides the non-employee directors with the option of electing to receive their retirement benefits in a single lump sum upon retirement, rather than in the form of installment payments. A copy of the Amended and Restated Retirement Plan for Outside Directors is filed as Exhibit 1.2 to this Form 8-K and is incorporated herein by reference.
     On December 31, 2008, the Company entered into a Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co. to sell up to 2,600,000 shares of its common stock from time to time through an at-the-market equity offering program under which Cantor Fitzgerald & Co. will act as agent and/or principal. Sales also may be made pursuant to negotiated transactions from time to time. The Sales Agreement is subject to customary terms and conditions. A copy of the Sales Agreement is filed as Exhibit 1.3 to this Form 8-K and is incorporated herein by reference.
     The disclosure under this Item 1.01 is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sales of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. An offering, if any, will be made solely by means of a prospectus supplement and an accompanying prospectus under the company’s automatic shelf registration statement on Form S-3 (Registration No.333-150884) after the filing of the financial statements referred to in Item 2.01 below are filed.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 29, 2008, the Company acquired a portfolio of 15 medical office buildings from The Charlotte-Mecklenburg Hospital Authority and certain of its affiliates (collectively, “CHS”) for approximately $162.1 million. The portfolio includes nearly 765,000 square feet of on and off campus properties which are located in or around Charlotte, North Carolina and are over 90% occupied. CHS signed approximately 75 leases at closing, representing approximately 71% of the rentable square feet in the portfolio. These CHS leases have staggered lease terms with the weighted average being approximately 10 years. CHS is the third largest public health system in the United States and owns, leases and manages approximately 23 hospitals, and operates approximately 5,000 patient beds. The weighted average remaining lease terms for the non-CHS portion of leased space is approximately 5 years.
     The audited financial statements of the real estate operations acquired and the related pro forma financial statements are not included in this report. In accordance with Rule 3-14 and Article 11 of Regulation S-X of the Securities and Exchange Commission, the Company will provide audited combined historical summaries of revenues and certain direct operating expenses and unaudited pro forma condensed consolidated financial statements relating to the properties discussed above. The Company will file such financial information by amendment to this Form 8-K within 71 calendar days of the date of this report.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 31, 2008, the Company restated its Amended and Restated Executive Retirement Plan to freeze the maximum annual benefits payable under the plan. The plan was also amended to bring it into compliance with Section 409A. Under the restated plan, the maximum annual benefit payable to any participant is $896,000. This revision has resulted in a curtailment of benefits under the retirement plan for the Company’s chief executive officer, David R. Emery. In consideration of the curtailment and as partial settlement of benefits under the retirement plan, which is expected to result in a net reduction to pension expense for the Company of approximately $5 million over the next six years, a one-time cash payment of $2.3 million will be made to Mr. Emery in early 2009. In connection with the partial settlement, Mr. Emery has agreed to receive his remaining retirement benefits under the plan in installment payments, rather than in a lump sum. A copy of the Second Amended and Restated Executive Retirement Plan is filed as Exhibit 5.02 to this Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

1.1	Amendment to Healthcare Realty Trust Incorporated 1995 Restricted Stock Plan for Non-Employee Directors.

1.2	Amended and Restated Retirement Plan for Outside Directors.

1.3	Controlled Equity Offering Sales Agreement, dated as of December 31, 2008, between Healthcare Realty Trust Incorporated and Cantor Fitzgerald & Co.

5.02	Second Amended and Restated Executive Retirement Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED

	By:	/s/ Scott W. Holmes

Executive Vice President and Chief Financial Officer

Date: December 31, 2008

EXHIBIT INDEX

Exhibit	Description

1.1	Amendment to Healthcare Realty Trust Incorporated 1995 Restricted Stock Plan for Non-Employee Directors.

1.2	Amended and Restated Retirement Plan for Outside Directors.

1.3	Controlled Equity Offering Sales Agreement, dated as of December 31, 2008, between Healthcare Realty Trust Incorporated and Cantor Fitzgerald & Co.

5.02	Second Amended and Restated Executive Retirement Plan.

5